Exhibit 10.4

UNITED RENTALS, INC.

ANNUAL INCENTIVE COMPENSATION PLAN
(as amended and restated, effective December 16, 2008)

ARTICLE I
PURPOSE

          The purpose of the Annual Incentive Compensation Plan (the “Plan”) is to advance the interests of United Rentals, Inc. (the “Company”) by rewarding selected senior executives of the Company for their significant contributions to the growth, profitability and success of the Company from year to year.

          The Company intends that compensation payable under the Plan will constitute “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Plan shall be administered and construed in a manner consistent with such intent.

          Subject to approval by the Company’s stockholders, the Plan shall be effective as of January 1, 2004.

ARTICLE II
DEFINITIONS

          2.1   Award: The amount due a Participant under the Plan for a Performance Period, as determined by the Committee.

          2.2   Board: The Board of Directors of the Company.

          2.3   Business Unit: A division or line of business of the Company.

          2.4   Code: The Internal Revenue Code of 1986, as amended; references to particular provisions of the Code shall include any amendments thereto or successor provisions and any rules and regulations promulgated thereunder.

          2.5   Committee: The Compensation Committee of the Board (or a special committee of the Board with responsibilities relating to executive compensation), which shall be comprised of at least two or more individuals who qualify as “outside directors” within the meaning of Section 162(m) of the Code and as “independent directors” under the Corporate Governance Rules of the New York Stock Exchange.

          2.6   Company: United Rentals, Inc., a Delaware corporation, or any successor thereto and each Subsidiary.

          2.7   Covered Employee: The Chief Executive Officer of the Company and any other Participant determined by the Committee to be a “covered employee” within the meaning of Section 162(m) of the Code whose “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) for any year is expected to exceed $1,000,000.

          2.8   Disability: Disability, as defined in a Participant’s employment agreement with the Company, if any, or, absent an agreement, the Participant’s inability to perform his or her material duties due to illness, physical or mental disability or other incapacity, as evidenced by a written statement of a physician licensed to practice in any state in the United States mutually agreed upon by the Company and the Participant, which disability or other incapacity continues for a period in excess of 180 days in any 12-month period.

          2.9   Exchange Act: The Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

          2.10   Participant: For any Performance Period, an executive or other key employee of the Company designated by the Committee to participate in the Plan.

          2.11   Performance Goal:

          2.11.1   For any Participant who is a Covered Employee, a nondiscretionary and objective financial or other performance measure established in writing by the Committee, based solely on one or more of the following business criteria as established by the Committee: (a) net income, earnings per share, pre-tax income, operating income, operating cash flow, return on invested capital, customer satisfaction, revenue growth, or credit quality (or any of the foregoing adjusted to exclude or include specified items as the Committee determines is appropriate to measure performance); and/or (b) objective individual performance, taking into account individual goals and objectives. With respect to any such Participant who is employed in a Business Unit, the criteria specified in clause (a) above may be based on results of the Business Unit or on a combination of those results and results for the Company.

          2.11.2   For any Participant who is not a Covered Employee, (i) any one or a combination of quantitative criteria (including, without limitation, the quantitative criteria specified in clause (a) of subsection 2.11.1), (ii) qualitative criteria measuring individual performance, taking into account individual goals and objectives or (iii) a combination of the quantitative and qualitative criteria referred to in the preceding two clauses. With respect to any such Participant who is employed in a Business Unit, the quantitative and qualitative criteria may be based on results for the Business Unit or on a combination of those results and results for the Company.

          2.12   Performance Period: The fiscal year of the Company, which is the calendar year, or any other period designated by the Committee with respect to which an Award may be made.

          2.13   Plan: The United Rentals, Inc. Annual Incentive Compensation Plan, as herein set forth and as it may be amended from time to time.

          2.14   Subsidiary: Any corporation that is a direct or indirect subsidiary of the Company, the earnings of which are consolidated with the earnings of the Company for financial reporting purposes.

          2.15   Target Allocation: A Participant’s target annual bonus opportunity, which shall be a dollar amount equal to a percentage of a Participant’s base salary as of the first day of the Performance Period, as determined by the Committee.

          2.16   Termination for Good Reason: Termination of a Participant’s employment by the Company for “Good Reason,” as defined in the Participant’s employment agreement, if any. Except as otherwise provided by the Committee, a Participant shall not be entitled to payment of an Award under Section 8.1 pursuant to a Termination for Good Reason unless such Participant is a party to an employment agreement with the Company that contains a “Good Reason,” constructive discharge or similar termination provision, and his or her employment has terminated as a consequence of any such provision.

          2.17   Termination Without Cause: Termination of a Participant’s employment by the Company without “Cause,” as defined in the Participant’s employment agreement with the Company, if any, or, absent an agreement defining “Cause,” termination of the Participant’s employment by the Company for any reason other than (i) failure to perform substantially his or her duties with the Company (other than such failure resulting from Disability or retirement), (ii) engagement in conduct materially and demonstrably injurious to the Company that is not cured within 30 days after notice, (iii) violation of non-competition or non-solicitation prohibitions or of confidentiality requirements imposed on the participant under common law or under the terms of any agreement with the Company or (iv) fraud, embezzlement or conviction of any crime, other than a traffic offense not involving a felony.

ARTICLE III
ADMINISTRATION

          3.1   The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum. Committee decisions and determinations shall be made by a majority of its members present in person or by telephone at a meeting at which a quorum is present. To the maximum extent permitted by law, the actions of the Committee with respect to the Plan shall be final and binding on all affected Participants. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings, written records of its determination to the extent required by Code Section 162(m) and shall make such rules and regulations for the conduct of its business and make such other written determination as it shall deem advisable.

          3.2   The Committee shall have full authority, subject to the provisions of the Plan (i) to select Participants and determine the extent and terms of their participation; (ii) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; (iii) to construe and interpret the Plan, the rules and regulations adopted thereunder and any notice or Award Certificate given to a Participant; and (iv) to make all other determinations that it deems necessary or advisable in the administration of the Plan.

          3.3   The Committee may employ attorneys, consultants, accountants or other persons, and the Committee, the Company and its officers and directors may rely on the advice, opinions or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith by the Committee with respect to the Plan or any Award hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

          3.4   For any Performance Period, the Committee shall (i) designate the executives of the Company who shall participate in the Plan, (ii) establish Performance Goals for each Participant and certify the extent of their achievement and (iii) determine each Participant’s Award.

ARTICLE IV
PARTICIPATION

          4.1   Only executives or other key employees of the Company who, in the Committee’s judgment, have contributed, or have the capacity to contribute, in a substantial measure to the successful performance of the Company for a given Performance Period, shall be eligible to participate in the Plan for that Period. The Committee, in its sole discretion, shall select the Participants.

          4.2   In selecting Participants for any Performance Period, the Committee shall take into account such factors as the individual’s position, experience, knowledge, responsibilities, advancement potential and past and anticipated contribution to Company performance.

ARTICLE V
PERFORMANCE GOALS

          5.1   Within 90 days after the beginning of a Performance Period that is a full calendar year (or, if the Period is shorter, before 25% of the Period has elapsed), the Committee shall establish Performance Goals for each Participant for such Performance Period.

          5.2   Performance Goals established by the Committee for any Performance Period may differ among Participants. The Performance Goals of any Participant who is a Covered Employee shall be based on any one or a combination of the criteria set forth in Section 2.11.1. The Performance Goals of any Participant who is not a Covered Employee shall be based on any one or a combination of the criteria set forth in Section 2.11.2.

          5.3   In establishing Performance Goals for any Performance Period, the Committee shall determine, in its discretion but subject to the applicable provisions of Sections 5.2 and 2.11, the categories and criteria to be used in measuring each Participant’s performance and the percentage allocation for each of the categories and for each of the criteria, the sum of which allocations, respectively, shall equal 100 percent. The Committee shall also determine for each Participant for the Performance Period (i) a threshold level of performance, as against the applicable categories and criteria, below which no Award will be payable, (ii) a Target Allocation, and (iii) a maximum incentive opportunity. A Participant’s maximum incentive opportunity for any calendar year may not exceed the greater of (a) 200 percent of his or her base salary as of the first day of such year or other Performance Period (not to exceed $2,000,000 per annum) or (b) 1 percent of the Company’s earnings before income taxes, as reported in the Company’s audited consolidated financial statements, but before taking into account (a) any losses from discontinued operations, (b) extraordinary gains and losses and (c) the cumulative effect of accounting changes.

ARTICLE VI
DETERMINATION OF AWARDS

          6.1   When the Committee has determined the performance categories and criteria that establish a Participant’s Performance Goals for any Performance Period, a Target Allocation, and a maximum and minimum incentive opportunity, as described in Section 5.3, it shall communicate this information in writing to the Participant.

          6.2   As soon as practicable following verification by the Company’s independent public accountants of financial results for any Performance Period and receipt of information regarding the actual performance of Participants against their respective Performance Goals for the Period, the Committee shall certify the extent to which each Participant achieved his or her Performance Goals for the Period.

          6.3   Based on the information certified in accordance with Section 6.2, the Committee shall determine each Participant’s Award for the Performance Period by multiplying his or her Target Allocation for the Period by the percentage representing the extent of achievement of his or her Performance Goals for the Period.

          6.4   Notwithstanding the provisions of Section 6.3, the Committee may, in its discretion, reduce or eliminate a Participant’s Target Allocation for any Performance Period based on such objective or subjective criteria as it deems appropriate to take into account circumstances that could not have been anticipated when it established the Participant’s Performance Goals for the Period. The amount as finally determined by the Committee shall constitute the Participant’s Award for the Period.

          6.5   In no event may the Committee increase the amount payable under the Plan to a Participant who is a Covered Employee.

ARTICLE VII
PAYMENT OF AWARDS

          7.1   Except as provided in Section 7.2, a Participant’s Award for any Performance Period shall be paid in a cash lump sum within 60 days after the Committee’s determination of the amount in accordance with Article VI, but in no event later than March 15 of the year following the year in which the Performance Period ended.

          7.2   From time to time, the Committee, in its discretion (under uniform rules applicable to all Participants), may offer Participants the opportunity to defer receipt of all or a portion of the Award for the Performance Period. Any election to defer shall be made prior to the beginning of the Performance Period; provided that, to the extent permitted under Treasury Regulation section 1.409A-2(a)(7), for the year in which an executive of the Company first becomes eligible to participate in the Plan, such election to defer must be made by a Participant not later than 30 days following the date he or she is selected by the Committee to participate in the Plan. Deferrals shall be in increments of 20 percent of the Participant’s base salary for the Period.

          Deferred amounts are not forfeitable and shall be paid after termination of employment with the Company. They constitute unfunded general obligations of the Company.

          Deferred amounts shall be credited with an interest equivalent amount until the time of final payment at a rate determined by the Committee from time to time. The amount deferred for any Performance Period plus all interest equivalents thereon shall be paid in a single sum or in up to 15 annual installments, as specified by the Participant when making a deferral election. A lump sum will be paid on the 30th day following the Participant’s termination of employment and installment payments will be made during the year in which the Participant terminates employment and in each succeeding year until all installments have been paid.

          7.3   Each Participant shall designate, in a manner prescribed by the Committee, a beneficiary to receive payments due under the Plan in the event of his or her death. If a Participant dies prior to the date of payment of his or her Award for any Performance Period prior or to receipt of all amounts, if any, that were deferred, and if no properly designated beneficiary survives the Participant, the Award or any other amount due shall be paid to his or her estate or personal representative. Payments to a Participant’s beneficiary or estate or personal representative, as applicable, shall be made on the same dates as such payments would have been made to the Participant.

ARTICLE VIII
TERMINATION OF EMPLOYMENT

          8.1   Except as otherwise provided in a Participant’s employment agreement, if any, if a Participant’s employment with the Company terminates prior to the date for payment of an Award (“Award Payment Date”) by reason of retirement on or after attainment of age 65 (or at such earlier age as is provided in a Participant’s employment agreement), Disability, Termination Without Cause, Termination for Good Reason or for any other reason specifically approved in advance by the Committee, the Committee shall determine the Participant’s Award as if he or she were employed on the Award Payment Date and the Participant shall be entitled to receive the prorated portion of the Award (not exceeding 100%), based on service from the beginning of the Performance Period to the date of termination of his or her employment.

          8.2   Except as otherwise provided in a Participant’s employment agreement, if any, if a Participant’s employment with the Company terminates prior to the Award Payment Date for an Award for any Performance Period, for any reason other than as provided in Section 8.1, he or she shall forfeit any right to receive an Award for such Performance Period.

          8.3  Notwithstanding anything herein to the contrary, to the extent necessary to avoid the imposition of tax under section 409A, no distribution shall be made to a Participant who is a “specified employee” within the meaning of section 409(a)(2)(B)(i) until six months after the Participant’s termination of employment.

ARTICLE IX
TERMINATION AND AMENDMENT OF THE PLAN

          9.1   The Company reserves the right, by action of the Board, to terminate the Plan at any time; provided that no termination of the Plan shall adversely affect the right of any Participant to receive an Award to which he or she would otherwise have been entitled but for the termination of the Plan. Subject to such earlier termination, the Plan shall have a term of five years from its effective date.

          9.2   Subject to any restrictions under Section 162(m) of the Code, the Committee may amend the Plan at any time, provided that no amendment that would require the consent of the Company’s stockholders pursuant to the Code or the Exchange Act, or any other applicable law, rule or regulation, shall be effective without such consent. No amendment that adversely affects a Participant’s rights to, or interest in, an Award granted prior to the date of the amendment shall be effective unless the Participant shall have agreed to it in writing.

ARTICLE X
GENERAL PROVISIONS

          10.1   Nothing in the Plan shall confer upon any employee a right to continue in the employment of the Company or affect any right of the Company to terminate a Participant’s employment.

          10.2   The Plan is not a contract between the Company and any Participant or other employee, and participation in the Plan during one Performance Period shall not guarantee participation during any subsequent Performance Period.

          10.3   A Participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits awarded hereunder prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits shall be null and void.

          10.4   The Plan shall be unfunded, and no provision shall be made at any time to segregate assets of the Company for payment of any amounts hereunder. No Participant, beneficiary or other person shall have any interest in any particular assets of the Company by reason of the right to receive incentive compensation under the Plan. Participants and beneficiaries shall have only the rights of a general unsecured creditor of the Company.

          10.5   The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

          10.6   If any provision of the Plan, or any specific action of the Committee, would cause one or more Awards for Covered Employees not to constitute “qualified performance-base compensation” under Section 162(m) of the Code, that provision shall be construed so as to prevent such result or, to the extent not practicable, shall be severed from and deemed not to be a part of the Plan, but the other provisions of the Plan shall remain in full force and effect.

          10.7   The Company shall deduct from any Award or payment it makes under the Plan to a Participant or beneficiary any taxes or other amounts required by law to be withheld.

          10.8   Nothing in the Plan shall prevent the Board or the Committee from adopting other or additional compensation arrangements, subject to stockholder approval as may be necessary, and such arrangements may be either generally applicable or applicable only in specific cases.

          10.9   Participants shall not be required to make any payment or provide any consideration for Awards other than the rendering of services.

          10.10   All notices or other communications required or given hereunder shall be in writing, delivered personally or by overnight courier, (i) if to the Company, at the address at the time of the corporate headquarters of the Company, Attention: Legal Affairs and (ii) if to the Participant, at his or her address last appearing on the books of the Company.